Exhibit 99.1

NEWS RELEASE

RAMBUS WINS PATENT INFRINGEMENT TRIAL AGAINST HYNIX

Jury awards Rambus $306.9M in damages for infringing U.S. sales; all Rambus patent claims in trial found valid and infringed

LOS ALTOS, Calif. – April 24, 2006 – Rambus Inc. (Nasdaq:RMBS) today announced that the jury in its month-long patent infringement trial against Hynix Semiconductor (000660.KS) has found that all ten Rambus patent claims at issue in that trial are valid and infringed. The jury also today awarded Rambus infringement damages in the amount of $306.9M, which represent compensation only for that portion of Hynix’s SDRAM, DDR SDRAM and DDR2 memory products sold in the United States. The damage award covered Hynix sales between June 2000 and the end of 2005. This award does not yet include any pre-judgment interest, which is a typical element of damages that requires further consideration by the trial judge.

Rambus will discuss the verdict during a special conference call today at 2:00 p.m. PDT. Participants may access the call at (800) 289-0529 or (913) 981-5523, access code 4521955. The call will also be webcast and can be accessed at http://investor.rambus.com/.

Rambus has also asked for permanent injunctive relief against Hynix to stop the manufacture, use, sale, or import of infringing Hynix memory products. The issue of an injunction will be addressed in future proceedings and will likely await resolution of a third phase of the Hynix case, currently expected to be tried this summer, that addresses certain Hynix counterclaims. Those Hynix counterclaims include challenges to the enforceability of Rambus patents and allegations that Rambus defamed DDR SDRAM or otherwise impeded market adoption of DDR SDRAM.

“We are very pleased with today’s result – and very thankful for the considered attention of the jury and the court in this lengthy trial,” said John Danforth, senior vice president and general counsel at Rambus. “We wish to extend our great thanks also to all those who have supported Rambus over its 16-year history and helped us get to this point. Rambus’ founders and engineers have, over the years, created tremendous innovations and great value for consumers and the industry. This work has led to industry awards, numerous patents, and recognition that Rambus solutions are far and away the correct ones to solve the memory bottleneck. We will continue that and other ground-breaking work – and also continue in our efforts to be fairly compensated for our patented inventions.”

This case was originally filed by Hynix against Rambus in August 2000 seeking declaratory judgments that 11 patents are invalid and not infringed. Rambus countersued, and eventually the case was expanded to include Hynix’s SDRAM, DDR and DDR2 memory products and 59 patent claims from 14 Rambus patents. In pre-trial proceedings, the trial judge granted summary judgment in favor of Rambus finding infringement as to 11 of the original 59 patent claims. The trial judge subsequently permitted ten patent claims to be presented to the jury at trial, including two that were the subject of the favorable summary judgment motion. The jury was asked to consider whether Hynix products infringed the remaining eight claims and to consider a variety of challenges by Hynix to the validity of all ten claims. The jury upheld Rambus’ position on each of these issues. The case was tried in the San Jose division of the United States District Court for the Northern District of California, the Honorable Ronald Whyte presiding.

In addition to the still pending Hynix case, Rambus has other patent cases pending against Micron (NYSE: MU), Samsung (005930.SE) and Nanya (2408.TW), addressing similar patent claims against similar products, as well as other issues. Rambus also has a pending patent case against Micron, Samsung and Nanya addressing, among other things, more advanced patented technologies as used in more advanced memory products such as DDR2, GDDR2 and GDDR3. In addition to these patent cases, Rambus has a pending antitrust case against Micron, Hynix and Samsung addressing issues that include an alleged joint boycott and the alleged use of an admitted criminal price fixing conspiracy between 1999 and 2002 to further that joint boycott.

Additional information on this and other cases can be found at www.rambus.com/investor (under Litigation Update section).

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to continue our innovations, filing of patents and efforts to be fairly compensated for our patented inventions. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com